Exhibit 23.1

Stan J.H. Lee, CPA

2160 North Central Rd Suite 203 t Fort Lee t NJ 07024

P.O. Box 436402t San Ysidrot CA 92143-9402

619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of December 14,  2010, on the audited financial statements of  Nevada Health Scan, Inc. as of September 30, 2010 and for the period from June 25, 2010 ( inception) to September 30, 2010 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

 /s/ Stan J.H. Lee, CPA

______________________

Stan J.H. Lee, CPA

December 14, 2010